SOCIALIST REPUBLIC OF VIETNAM

Independence - Freedom – Happiness

PAYMENT SERVICE SUPPLY COOPERATION CONTRACT

(No: 05/2020/HDDV/VNPT MEDIA-Hottab)

Today, on April 20, 2020, in Hanoi, we hereby include:

I. THE CUSTOMER

Name of company: HOTTAB ASSET VIETNAM COMPANY LIMITED

Address: No. 57 Tran Quoc Toan, Tran Hung Dao Ward, Hoan Kiem District, Hanoi City, Vietnam.

Phone: 0976940899 Fax:

Tax code: 0108838460

representative: Ms. Ngo Thi Cham Position: Owner

(According to power of attorney No. 20200115/2020/CV, dated January 15, 2020).

Hereinafter referred to as Party A,

II. THE PROVIDER

Name of company: VNPT MEDIA CORPORATION (VNPT-Media)

Address No 57A Huynh Thuc Khang, Lang Ha Ward, Dong Da Distirct, Hanoi City, Vietnam.

Phone: Fax:

Tax code: 0106873188

Representative: Mr Nguyen Son Hai Position: Deputy General Director

(According to power of attorney No. 03/GUQ-VNPT-Media - VP, dated January 2, 2020).

Hereinafter referred to as Party B,

(Party A and/or Party B shall be collectively referred to as the “Parties” and individually referred to as “Party” or “each Party”)

Agree to enter into a payment service supply contract with the following terms and conditions:

Article 1: Interpretation

In this Contract, the following terms have the following meanings:

1.1. Contract: means this contract with its appendices and related amendments and supplements signed and sealed by authorized representatives of the two parties.

1.2 Card issuer: means a Bank, a non-bank credit institution, a cooperative credit institution, or another organization that is not a credit institution authorized to issue cards to the cardholder for use in accordance with the provisions of the Law.

1.3 Card payment institution: means a Bank, a non-bank credit institution, a cooperative credit institution, or another organization that is not a credit institution authorized to make active card payments and cooperate with Party B in accordance with the law.

1.4 International Card Organization (CCG): is an association of financial institutions, credit or card issuers and international card payment companies, currently including Visa International, Incorporated MasterCard, Discover Card Company, JCB Card Company.

1.5 VNPT Pay payment service (VNPT Pay service): is an electronic payment gateway service provided by Party B, allowing the customers to use valid transaction channels of the acceptor of the payment to pay for a variety of goods/services of different acceptors, including the following payment methods:

+ Domestic debit card/Bank payment account;

+ International card;

+ E-wallets;

+ Other methods agreed by the two Parties from time to time.

1.6. Acceptor: are organizations/individuals providing goods and services that accept for customers to use VNPT Pay payment service for payment.

1.7. Electronic payment gateway service (VNPT Pay payment gateway): is a service providing technical infrastructure assigned by VNPT group to Party B to develop and manage to make the connection between the acceptor and the bank, exchange and process online payment transactions between the Bank and the acceptor to support the Bank's customers in making payments in the electronic trading transaction, e-invoices, other electronic payment services.

1.8 Party A’s transaction channel (Transaction channel): is the channel used by the customer to make payments to goods/services, including:

+ Electronic trading website/mobile phone application of Party A: https://sopa.asia

+ Other channels as agreed by the parties from time to time.

1.9 Value of goods/services: is the amount paid by the customer to Party A when using the services and/or payment for goods provided by Party A

1.10. Electronic commerce website (E-commerce website): Are websites providing the goods/services owned by Party A that accept for customers to pay with VNPT Pay Service.

1.11. Customers: are individuals/organizations that make purchases of goods and services on Party A's e-commerce website and make payments through VNPT Pay Service.

1.12. Card: is a domestic/international card used to pay for goods and services provided by Party A.

1.13. International cards: are branded cards of international card organizations, currently including Visa, Master Card, JCB, American Express cards.

1.14. Cardholder: is the individual who is issued a card for use within the granted credit limit or the balance on the payment account/debit card.

1.15. Card number: is a series of numbers, embossed or imprinted on the Hard Card.

1.16. Card validity period: is the expiration date of the card, printed on the card as DD/MM/YY or MM/YY

1.17. Claim: means the Bank/International Payment Organization/Party B to recover the amount of Party A for the transactions complained by the customers.

1.18. Transactions: are payment transactions for the goods/services paid by customers using VNPT Pay Service, including adjustments and refunds to customers' accounts.

1.19. Transaction processing fee: is the fee that Party A must pay to Party B as specified in the Appendix to this Contract.

1.20. Successful transaction: is a transaction that has been successfully paid through the payment gateway service system of Party B and has been delivered by Party A to the customer.

1.21. Return transaction: is a transaction performed when the customer requests to return the goods/services or Party A fails to provide the goods/services and agrees to refund part or all of the amount of the previous successful payment transaction for the customer.

1.22. Working days: are the days from Monday (02) to Friday (06) of the week and make-up days (before and after the holidays, Tet holidays) according to the Government's regulations excluding holidays, days-off, New Year according to the provisions of the Law.

Article 2: Contents of cooperation

2.1. The Parties agree to cooperate on the basis of mutual benefits to develop, exploit and provide the payment services according to the agreements in this Contract in accordance with the provisions of Vietnamese law.

2.2. Party B agrees to use VNPT Pay Service provided by Party A, allowing customers to pay for goods/services via the Transaction Channel by the following methods:

·	Domestic debit card/Bank payment account;
·	International card;
·	E-wallets;
·	Other methods agreed by the two Parties from time to time.

2.3. Party A commits not to perform the transactions outside the scope of commitment or sales transactions/service provision that are prohibited, or have not been licensed under the provisions of the law of the Socialist Republic of Vietnam.

2.4. The Parties commit to strictly comply with the terms and conditions of the Contract as well as the provisions of law related to VNPT Pay Service.

2.5. Each Party has intellectual property rights to technical documents, technological solutions, and other assets owned by each Party. Nothing in this Contract shall be construed as a transfer of the rights of the obligee to the other party.

Article 3: Rights and responsibilities of Party A

3.1. Rights of Party A

a. Be paid by Party B for transactions of buying and selling goods/providing services between Party A and customers through Party B's VNPT Pay payment gateway system according to the provisions of this Contract.

b. Complain to Party A about the violations and errors of the parties involved in the process of implementing and implementing the Contract.

c. Other obligations as prescribed by the law.

3.2. Responsibilities of Party A

a. Party A is not allowed to collect any additional service fees to customers when customers pay for goods/services through VNPT Pay payment service within the scope of this Contract.

b. Make database management - transaction and customer data. Apply measures to ensure the safety of customer data, transaction information and accounts.

c. Build an e-commerce website providing the goods and services: (i) comply with the provisions of Vietnamese law (ii); comply with the regulations related to the payment process of the Bank, Party B applies from time to time; (iii) do not use the VNPT Pay Payment Service for illegal purposes; (iv) the e-commerce website does not contain content that violates the fine customs of Vietnam; (v) do not send or store any information or materials that violate the law...

d. Party A is solely responsible for the legality of all permits and approvals for competent State agencies for Party A's business activities.

e. Take full responsibility before the law for the legality of goods/services; content/copyright of products of goods/services paid for via VNPT Pay Payment Service provided within the scope of this Contract.

f. Party A must not collude with organizations/individuals to commit frauds in the process of accepting card payments.

g. Be responsible for paying the penalty fees of card organizations due to fraudulent and disputed transactions at Party A.

H. Build the software system, manage transaction and customer database. Display the logo of Party B and the logos of the cards accepted for payment in a convenient position on the screen when the customer makes the payments.

i. Party A is responsible for informing Party B of Party A's suspected fraudulent transactions. Daily, if detecting suspected fraudulent transactions or high-risk transactions, Party B will send the list of such transactions for Party A and Party A must be responsible for verifying the customer or cancel the transaction and refund the cardholder.

j. Commit to immediately notify Party B in writing of any changes related to the performance of the Contract in terms of the address or business lines of Party A.

k. Party A commits that the software and programs related to VNPT Pay Service, documents, information about customers, the Bank and Party B's documents that Party A has obtained in the course of contract performance are confidential information that Party A must keep safe.

l. Be responsible before the Law for providing Party B with information about Party A's account opened at a bank to receive money collected by Party B and paid to Party A.

3.3. Responsibilities for dealing with tracing and complaints

a. Party A commits to resolve directly with customers all disputes, complaints about the obligation to deliver goods/services and the quality of goods/services provided by Party A, including but not limited to: customers: goods/services, goods/services with incorrect quantity, quality, order specifications or any other reasonable reason related to goods and services provided by Party A.

b. In case of receiving Party B's request to provide evidence for tracing and complaint transactions, Party A is responsible for providing sufficient documents to prove that the transaction is real and performed in accordance with the request to provide goods and services between Party A and the customer.

c. Commit to refund to Party B the entire amount that Party B has paid to Party A in the cases of claim for reimbursement specified in the Appendix of the Contract.

d. Commit to pay the cardholder the amount of exchange rate difference between the time of payment and the time when Party A refunds 100% of the transaction value, applicable to the cases of cancellation of the transaction due to duplicate transactions or because Party A and the cardholder do not confirm the delivery and receipt of the services.

Article 4: Rights and responsibilities of Party B

4.1 Rights of Party B

a. Enjoy all fees for transactions made through Party B's VNPT Pay payment gateway system according to the provisions in the Appendix of the contract.

b. Party B is allowed to deduct from Party A's next payment; or Party A pays cash to Party A to pay the full amount to be refunded in the cases of claim for reimbursement specified in the Appendix of the Contract or Party A's service fee of Party B.

c. Be exempt from liability in force majeure cases specified in this Contract as well as not to be responsible for resolving disputes and complaints of customers relating to the agreement, contract on the purchase and sale of goods/providing services between the customer and Party A

d. Be exempt from all liability arising from the violation of the provisions of law in the business of goods/services of Party A.

e. Be exempt from responsibilities related to the content of document copyright, document contents, and services provided on Party A's e-commerce website as well as responsibility related to issuing invoices to customers, delivery and receipt of services, warranties, complaints and claims of the Customer for the goods/services provided by Party A when they arise.

4.2. Responsibilities of Party B

a. Make payment to Party A for the purchase and sales of goods/services as specified in the Appendix of the contract.

b. Commit to have all the necessary licenses/legal approvals to provide online payment services for the duration of this Contract. Ensure and release Party A from all liabilities arising from Party B's breach including without limitation breach of obligations under this Contract and the attached Appendices; violate the provisions of law in providing online payment services under the issued License.

c. Administer the online payment sewer service system, apply measures to ensure the safety of data and information on transactions and customer accounts in accordance with the regulations of the State Bank, card issuer, the card payment institution, the international card organization and of the law.

d. Install and manage Party A's specifications at Party A's request on the Electronic Payment Gateway Service system.

e. Push transaction data to Party A at the request of Party A, and also, be responsible for the accuracy of this data compared to the original data, be responsible for losses incurred to related parties in the event, the data transferred to the international organization/IT unit does not match, is incorrect.

f. Check and confirm payment data, payment of revenue according to the reconciliation minutes for Party A.

g. Support and try to resolve transactions that need to be verified, trace requests, and complaints arising from customers with the Bank. Be responsible for compensating for all actual damages caused to Party A, the customer (if any) states the cause of the pull from Party B's public payment system.

h. Ensure a stable, continuous and safe connection system for Party A. Act as the focal point to work with the Related Parties (if any) in handling problems in the operation of the online payment gateway.

i. Provide a valid financial invoice to Party A for the transaction processing fee, initial installation fee, monthly service fee and other fees (if any) that Party B collects from Party A.

j. Support to provide reference information, recommendations for Party A (if any) in order to limit fraudulent and fraudulent activities in online payment transactions.

k. Guide, advise and coordinate with Party A on issues related to Card acceptance, risk management, safety and security, customer complaint settlement when using and providing services.

l. Fully notify Party A of policies, regulations and procedures on: using services, refunding and refunding transactions from time to time to Party A.

Article 5: Fee schedule and terms of payment and reconciliation

5.1 Details of the fee schedule and the reconciliation and payment process are as specified in Appendix 02 and Appendix 03 attached to this Contract.

5.2 Party A is responsible for issuing sales invoices to customers in accordance with current state regulations. The value on the invoice of Party A is exactly equal to the value that the customer has deducted in the Card Account when paying for goods/services provided by Party A.

5.3 Each Party is responsible for paying relevant taxes during the performance of this contract in accordance with the laws of Vietnam.

Article 6: Terms on settlement of tracing and complaints

6.1 Party A and Party B commit to cooperate with each other in settling complaints of any transaction.

6.2 For inquiries and complaints of cardholders about transactions performed at Party A:

a. Party B will request Party A to provide necessary documents to prove that the transaction is performed in accordance with the requirements of providing goods and services between Party A and the cardholder.

b. Party A is responsible for replying to the investigation within 05 working days after receiving the request for investigation from Party B.

c. For investigation requests from Party A, Party B is responsible for replying within 05 working days after receiving the request for investigation from Party A.

d. The Parties are solely responsible for costs and losses incurred for queries answered outside of this time limit.

6.3 The time limit for complaint investigation is thirty (30) days from the date of transaction.

Article 7: Regulations on return and refund transactions

7.1. Refund to cardholder

a. In the event that the goods/services are returned or service is canceled or there is an adjustment in the price of goods/services, Party A sends a request for refund of the cardholder to Party B to credit the account for cardholders. Party A provides accurate and complete verification information at the request of Party B.

b. The refund amount must not exceed the total transaction amount that has been recorded minus the successful amount.

c. Party B has the right to request Party A to make payment back to Party B for the amount refunded to the cardholder (if any) in the following forms: deduction from the payment payable to Party A in the payment cycle next settlement or request Party A to remit the amount that Party B has refunded to the cardholder.

7.2. Claim for reimbursement

Party B has the right to postpone, refuse to pay and/or recover part or all of the transaction value already paid to Party A in the following cases:

a. Party A does not comply with the provision of information and data to Party B in accordance with the provisions of the Contract.

b. Party A colludes with the cardholder to perform fake transactions, unauthorized transactions or transactions that are not in accordance with Party A's regulations.

c. The transaction related to the cardholder's complaint and investigation that Party B cannot claim because the cardholder has refused the goods or services or the transaction is not performed in accordance with the agreement between the cardholder and Party A with reasonable evidence or Party A fails to provide sufficient evidence that Party A has provided goods and services to the cardholder.

d. Duplicate and redundant reporting transactions have been checked and confirmed by both Parties.

e. Fraudulent, counterfeit or suspected fake transactions are in the process of being investigated by Party B or the authorities.

f. The transaction is complained by the cardholder or the cardholder and the credit institution fails to pay or refuses to pay within the prescribed time for complaint settlement.

Article 8: Cases of disclaimer and force majeure

8.1 Cases of disclaimer

Party B is exempt from liability when:

a. Party A cannot use the online payment service because it cannot access or connect with service providers, networks, service users or information sources via the internet due to Internet errors due to errors of a Third Party beyond Party B's control.

b. Claims, losses, costs and damages caused by delay or failure to perform the online payment service provided under this Contract.

c. Direct, incidental, consequential or statutory losses for the Parties to the cooperation, for the cooperation service.

d. Loss related to card forgery transactions, cardholders complain not to perform transactions and Party B cannot claim money from the card issuing bank, losses related to card data theft at Party A.

8.2 Cases of force majeure

a. In this Contract, force majeure events are understood as events that occur objectively, unforeseeable and beyond the control of the Parties although the Parties have tried their best to prevent, limitations and this event is the direct cause of the performance of this Contract.

b. Within the scope of this contract, force majeure events include one of the following cases: earthquake, flood, drought, fire, explosion, epidemic, disaster, natural disaster, war, terrorism, strike public, bankruptcy ... or unforeseen events and no obligation to know in advance leading to the inability to continue performance or that can seriously affect the validity of the contract.

c. When a force majeure event occurs, the Party affected by the force majeure event must promptly notify in writing to the other Party within 07 days from the date of the force majeure event and within thirty (30) days of the force majeure event, it must send a written to the other Party detailing the cause of the event, the effect of the event on the performance of the contractual obligations. During the period when this contract cannot be performed due to force majeure events, the Parties must continue to perform their contractual obligations according to the actual circumstances and must actively and proactively find all legal measures to perform the work unaffected by the force majeure event.

d. A Party that fails to perform its duties due to a force majeure event will not have to pay compensation, be fined or have the Contract terminated. However, if the Party experiencing a force majeure event does not make every effort to perform this Contract and remedy or limit the damage caused, it will still be considered a breach of this Contract.

e. If there is a force majeure event lasting more than one (01) month, the Parties will reasonably consider and decide on the terms and conditions of the contract.

Article 9: General Terms

9.1 The Parties agree to allow the other Party to provide its name, logo and business area on the website in the list of partners and in advertising publications, service brochures and documents in connection with the cooperation meeting services under this Contract.

9.2 Within the scope of their powers and obligations, the Parties commit to ensure the quality of services provided to customers. Each Party organizes and operates a customer care system, settles complaints and is the direct focal point for settlement when receiving customer complaints related to each Party's services, as well as commits to coordinating closely to quickly resolve technical problems arising from customer transactions and complaints in the most active and effective manner.

9.3 The Parties commit to meet the maximum service types that each Party is capable of providing in the process of providing services under the Contract, coordinate to carry out propaganda and advertising activities for services in the whole country. Specific programs will be agreed in writing by the Parties.

9.4 The Parties undertake to build an auxiliary technical system, exchange information and organize the implementation of service provision, respecting the brand name and cooperation products and services, without any activities expressed or implied. consider products/services to be their own.

9.5 The Parties strictly perform their commitments under the Contract, without the consent of the other Party, the Parties may not transfer all or part of their rights and obligations under the Contract or appoint another unit to perform instead.

9.6 Unless otherwise agreed, the notice is only valid for the other Party when presented in writing and delivered in one of the forms of handwritten text, fax or email of an authorized person. Notices shown by telephone are for reference only; Each Party shall notify the other Party of any changes to its contact point, address, phone number, email.

9.7 The Parties commit to compensate for all damages caused to the other Party and related Parties in case of breach of the provisions of the Contract.

Article 10: Term, contract termination and service suspension

10.1 Term of Contract

Unless otherwise agreed by the Parties, this Contract is valid for 1 year from the effective date. Before the termination date of the Contract, if one of the Parties does not have a written request to terminate the Contract, this Contract will be automatically extended for another year. This provision is similarly applied for the subsequent effective years of the Contract.

10.2 Termination of Contract

This Contract will terminate upon the occurrence of one of the following:

a. The contract expires without being renewed;

b. The Parties agree to terminate this Contract; in that case the Parties shall agree on specific conditions related to the termination of the Contract;

c. One of the Parties is bankrupt, dissolved or suspended from operation, in which case the Contract will end in a manner agreed upon by the Parties and/or in accordance with the provisions of applicable laws.

d. Unilaterally termination of the contract: One of the Parties has the right to unilaterally terminate the Contract if it proves that the other Party has breached the performance of the obligations specified in the contract and does not have any amendments, any remedy within 15 days of receiving the notice.

10.3 Consequences of Termination of the Contract

a. The termination of the Contract does not affect the rights and obligations of the parties arising before the time of termination of the Contract.

b. Upon termination of this Contract, the Parties are responsible for ensuring that the Customer's transactions made before the Contract termination date are successfully processed as well as ensuring the fulfillment of obligations to the Parties.

c. Upon termination of this Contract, the Parties shall cease to display and shall destroy all marketing materials and tools relating to each Party's behalf or of any kind, and return all related confidential information, except for documents and information that each Party must store for reporting and inspection purposes and as required by law.

d. Transitional activities after the termination of the Contract: If this Contract is terminated, each Party will perform all necessary work to help the other Party perform the remaining obligations to the Customer and other obligations in this Contract.

e. Upon termination of the Contract, the Parties must carry out procedures for the liquidation of the Contract. The liquidation of the Contract must be made in writing, specifying the remaining rights and obligations of each Party. The Contract is only liquidated when the Parties have fulfilled all remaining obligations in the contract.

10.4 Suspension of Service

The service suspension is Party B's temporary failure to perform some or all of Party B's obligations specified in the Contract within a reasonable period of time in some of the following cases:

a. Party B organizes to upgrade, repair and repair the communication network as planned or due to force majeure events.

b. Urgent case: Party B detects signs of violation by Party A that may lead to damage to Party B or adversely affect the Customer. In this case, Party B has the right to suspend the performance of other related obligations of Party A under the Contract.

c. Party B receives a request to suspend from a competent state agency about Party A's violation of the prohibitions of the law when performing the contract;

d. Party B discovers that Party A violates the terms of the Contract, the attached Appendixes and Party A does not remedy these violations within the time limit specified by Party B. In this case, the performance of the contract will only be restored after Party A terminates the violation, fully pays the violation fines, and compensates for damage as prescribed in this Contract.

Article 11: Applicable Law, Dispute Settlement and Dispute Settlement Agency

11.1 This Contract is governed by and construed in accordance with the laws of Vietnam.

11.2 The two Parties undertake to comply with the provisions of this Contract. In case of any violation or dispute, the two Parties shall negotiate and resolve in the spirit of cooperation.

11.3 In case the Parties cannot resolve by negotiation or conciliation, all disputes arising from or related to this Contract will be resolved at the competent People's Court. All costs incurred in the process of dispute settlement will be borne by the losing Party according to the Court's decision.

Article 12: Confidentiality

12.1 The two Parties (including officers, employees, agents, affiliated units of that Party) commit to keep confidential information related to the terms of this Contract and the attached Appendices as well as information that the two Parties share in the process of implementation and operation.

12.2 The Parties may not disclose any information relating to this Contract to a Third Party, unless such disclosure is agreed in writing by the other Party or disclosure is required under the provisions of the competent state agency.

12.3 The Parties are entitled to announce to their partners who are service providers about the existence of this Contract.

12.4 The provisions of this Article, binding the Parties on confidentiality obligations are not limited in space and time. Any breach of confidentiality obligations resulting in damage to a Party (if any) will be compensated by the breaching Party according to the fact that the damage occurred.

Article 13: Contact information

In the process of deploying and exploiting cooperation services, the two parties will contact each other through the addresses of each relevant department as follows:

No	Work	Party B	Party A
1	In charge of technical connection	Mr: Nguyen Manh Hung Mobile: 0942111010 Email: hungnguyenmanh@vnpt.vn	Mr: Sanjeev Sapkota Mobile: 0936113634 Email: Sanjeev@hottab.net
2	In charge of Business	Ms: Mai Thi Lan Mobile : 0945450093 Email: mtlan@vnpt.vn	Mr.: Le Ngoc Huy Mobile: 091768899 Email: huy@hottab.net
3	In charge of Customer Care Department	Hotline: 19001809 (key 2) Email: cskh.vnptpay@vnpt.vn	Hotline: 094 2468822 CSKH:
4	In charge of reconciliation – payment	Focal point: Reconciliation team Email: ds.vnptpay@vnpt.vn	Contact: Ngo Thi Cham Email: cham@hottab.net

Article 14: Documents of the Contract

14.1 The Contract includes the main terms of the Contract and the appendices attached to the Contract, including the following Appendices:

·	Appendix 01: Online card payment process;
·	Appendix 02: Transaction fees;
·	Appendix 03: Reconciliation and payment process;
·	Appendix 04: Risk management process;

14.2 The above documents are construed into a complete Contract between the two Parties.

14.3 When there are issues that need to be added or modified to the contract, the two Parties discuss and agree on detailed contract appendices, and these appendices must be signed by the legal representatives of the two Parties.

Article 15: Terms of implementation

15.1 This Contract takes effect from the date of signing. From the effective date of this Contract, the contents of commitments and agreements (if any) between the Parties that are contrary to the provisions of this Contract shall be invalidated.

15.2 The Parties agree that the Appendices signed by the Parties attached to this Contract are an integral part of this Contract, not in conflict and have the same validity as this Contract. In the event of a conflict, the Contract shall prevail.

15.3 This contract is made into four (04) copies in Vietnamese, each party keeps two (02) copies with the same legal value.

REPRESENTATIVE OF PARTY A (Signed and sealed) NGO THI CHAM	REPRESENTATIVE OF PARTY B (Signed and sealed) NGUYEN SON HAI

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APPENDIX 01

ONLINE CARD PAYMENT PROCESS

(No: 05/2020/HĐV/VNPT MEDIA-HOTTAB signed on April 20, 2020 between Hottab Asset Vietnam Company Limited and VNPT Media Corporation)

Article 1 Domestic card online payment process

- Step 1: The customer buys goods and services online on Party A's e-commerce website and chooses to pay with VNPT Pay payment gateway service.

- Step 2: The customer confirms information about products, services, amount to pay Party A and selects the bank that opens the card/account.

- Step 3. Depending on each Bank's online payment mechanism, the VNPT Pay payment gateway requires the Customer to enter card/account information and send it to the Bank or transfer the customer to the online payment page of the Bank to authenticate the account. After successful account verification, the Bank will send OTP password to the Customer.

- Step 4. Successfully authenticate the customer via OTP password, the Bank will account the cardholder's account the amount corresponding to the value of the transaction and notify the result to the VNPT Pay payment gateway.

- Step 5. VNPT Pay payment gateway notifies the payment results to Party A's e-commerce website to update payment transactions.

- Step 6. If the transaction is successful, Party A's e-commerce website provides goods and services to the Customer.

Note: Cardholder authentication method in each bank may be different. Common forms of authentication include: SMS OTP, Token, Matrix Card.

Article 2: International card online payment process

- Step 1: The customers purchase goods/use services of Party A on Party A's e-commerce website/mobile phone application and select the payment feature on VNPT Pay system. Party B transfers the payment request to the VNPT Pay payment gateway system to continue processing the transaction.

- Step 2: The customers enter card information on VNPT Pay payment gateway system (card number, effective date, CVC/CVV number).

- Step 3: The VNPT Pay payment gateway system sends a transaction authorization request to the respective international card institution to authenticate the transaction. The system of the international card institution receives a message from the VNPT Pay payment gateway system and transfers the transaction information to the card issuer.

- Step 4: The card issuer responds to the transaction authorization result to the international card institution (accept/reject). The international card institution sends the transaction licensing results to the VNPT Pay payment gateway.

- Step 5: The VNPT Pay payment gateway system notifies the payment results to the e-commerce website to update the payment transaction.

- Step 6: If the transaction is successful, the e-commerce website provides goods/services to the customer.

Article 3; Terms of performance

- This Appendix is an integral part of the Contract No.05/2020/HDDV/VNPT MEDIA HOTTAB signed on April 20, 2020 between Hottab Asset Vietnam Co., Ltd and the VNPT Media Corporation.

- This Appendix consists of three (03) articles, made into four (04) copies in Vietnamese, each Party keeps two (02) copies, with the same legal validity.

- This Appendix takes effect from the date of signing.

APPENDIX 02

TRANSACTION FEES

(No: 05/2020/HĐV/VNPT MEDIA-HOTTAB signed on April 20, 2020 between Hottab Asset Vietnam Company Limited and VNPT Media Corporation)

Article 1: Table of service fees

No	Name of fee	Fee rate (Full VAT)
1	Installation fee	Free of charge
2	Monthly service fee	Free of charge
3	Fee of payment and processing domestic card transaction and E-wallet
3.1	Transaction processing fee	1,100 VND/1 successful transaction
3.2	Payment fee	1.1% of transaction value
4	Fee of payment and processing international card transaction
4.1	Transaction processing fee	2,750 VND/1 successful transaction
4.2	International card payment fee	2,75% of transaction value

Notes:

- The above fee may change from time to time. When there is a change in the unit price, Party B will notify Party A at least 15 days in advance for the two Parties to agree and add an annex to adjust the unit price.

- International card transaction processing fee: applicable to all payment transactions requested by Party A to be processed through Party B's VNPT Pay payment gateway system, including licensing transactions, payment transactions. successful, failed transactions, rejected transactions, canceled transactions, refunded transactions and other transactions as prescribed.

- Fee for payment of international card: for transactions of cancellation and refund, Party B will not refund this fee to Party A.

- Domestic card: Charge only for transactions that are successfully performed as required from the VNPT Pay payment gateway system (of Party B).

Article 2: Terms of performance

- This Appendix is an integral part of the Contract No.05/2020/HDDV/VNPT MEDIA HOTTAB signed on April 20, 2020 between Hottab Asset Vietnam Co., Ltd and the VNPT Media Corporation.

- This Appendix consists of two (02) articles, made into four (04) copies in Vietnamese, each Party keeps two (02) copies, with the same legal validity.

- This Appendix takes effect from the date of signing.

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APPENDIX 03

RECONCILIATION AND PAYMENT PROCESS

(No: 05/2020/HĐV/VNPT MEDIA-HOTTAB signed on April 20, 2020 between Hottab Asset Vietnam Company Limited and VNPT Media Corporation)

Article 1: General provisions

- Party B is the provider of payment intermediary services between Party A and the member banks of Party B (hereinafter referred to as NHTV) in dealing with discrepancies in the reconciliation data.

- Data on VNPT Pay payment gateway system is considered as the original data in the process of checking and handling data deviation.

- Specify the percentage difference between the control and the original data to be 0%.

- Payment data: The data is calculated based on the reconciliation data of standard transactions between Party A and Party B.

- Payment currency: Vietnamese Dong

- Date N: Date of transaction.

- The results of reconciliation are used as the basis for calculating and determining the revenue of the Service, paying for the Service fee, and handling errors, if any.

- Reconciliation cycle:

·	Transaction data in the reconciliation cycle are (N): transaction data from 00:00:00 of the first day to 23:59:59 of the last day of the reconciliation cycle.
·	Period of the reconciliation according to the cycle: before 11:00:00 of the next working day, if it falls on a holiday or public holiday, the reconciliation will be carried out on the first working day after the holiday or public holiday.

- Monthly reconciliation cycle:

·	Monthly transaction data is: transaction data arising in the month to be reconciled from 00:00:00 on the first day to 23:59:59 on the last day of the month to be reconciled.
·	Period of monthly reconciliation: Within the first 5 working days of the month following the month to be compared.

- Standard transactions: These are successful transactions on VNPT Pay payment gateway system (managed by Party B) and Transaction channel (managed by the acceptor) that satisfy the following criteria:

·	Transaction number, paid subscriber number, transaction amount, transaction result on VNPT Pay payment gateway system and the acceptor are the same.
·	Customer's bank account is deducted exactly the amount credited on VNPT MEDIA's bank account.
·	Party A is paid the correct amount on the invoice that needs to be paid.

- Deviated transactions: These are transactions that are different from the standard trade.

- The time to check and re-process the data discrepancies must not exceed 03 (three) working days.

Article 2: Reconciliation process

a. Process of reconciliation by transaction session:

- Step 1: Every day before 9:30 a.m. on N+l day, Party B summarizes data including total successful transactions, and Party A's benefit amount of the reconciliation period recorded on Party B's system. For the data serving the two parties for detailed comparison, Party B provides Party A with a tool to access it directly at Party B's system.

- Step 2: Party A compares the recorded data of Party A with the data on Party B's system, then sends back the data comparison results to Party B via email/S-FTP server of Party A at 11:00 a.m of day N+l. If after 11:00 of the day N+l, Party B has no feedback, it is considered to be in agreement with the reconciliation minutes of Party B.

- Step 3: If there is no difference: Before 12:00 of day N+2, Party B will pay the total transactions closed on day N to Party A's account as specified in the contract and the attached Appendix.

- Step 4: If there is a deviation: Party A sends a check to Party B to jointly find the cause and deal with it. Before 14:00 of day N+l, if the Parties still cannot find the cause of the difference and agree on the successful transaction data, Party B will temporarily settle the settlement according to the data recorded on Party B's system. The incorrect transaction after finding the cause will be cleared for the Parties in the next next payment cycle.

b. Monthly reconciliation process:

Within the first 5 working days of month T, Party B will send Party A a minutes to confirm the cross-check data, including: total number of transactions that have occurred and the fee Party B is entitled to of the month (T- 1 ), through the focal point in charge of reconciliation between the two Parties (via Email).

- Within 02 working days from the date Party B sends the reconciliation minutes, Party A sends back a response confirming the agreement of the Minutes of confirmation of reconciliation data (via Email). In case Party A does not respond, it means that Party A accepts Party B's reconciliation Minutes.

o	If the data of the two Parties match: The two Parties shall sign a minutes to confirm the reconciliation data.
o	If the data of the two Parties do not match: The two Parties will temporarily settle payment according to the original data recorded on Party B's system. The incorrect transaction after finding out the cause will be confirmed and settled by the two Parties in the next payment period. In the event that the two Parties do not find out the cause of the incorrect transaction, the two Parties will negotiate and agree on how to resolve this difference.

- After receiving the confirmation of completion of data reconciliation from Party A (via Email), the authorized representative of Party B signs and stamps the reconciliation minutes and issues an invoice for the fee based on the reconciliation minutes as signed. Party B sends the reconciliation minutes and signed invoice (postal) to Party A. Party A signs, stamps and returns to Party B, and saves the minutes signed by two (02) Parties for confirmation accompanied by a value-added invoice (VAT) as the basis for payment of service charges as a basis for payment of service charges.

- The time for both Parties to sign for confirmation and Party B to receive the Minutes of confirmation of reconciliation data is before the 15th of every month.

Article 3: Time and method of payment

3.1 Payment of transaction value:

- Party B transfers the entire transaction value that has been paid to Party A to the collection account provided by Party A.

- The payment method is made according to the following principles: After each reconciliation period, based on the successful transaction report data, Party B will transfer to Party A's collection account equal to (=) 100% of the value of the transaction period has been reconciled and the transaction value is carried over from the previous previous reconciliation period (if any).

- Party A's beneficiary account information:

·	Account holder: Hottab Asset Vietnam Company Limited
·	Account number: 1014595801
·	Opened at: SHB- Head office branch

- If the service settlement date falls on a holiday, public holiday or Tet holidays, the payment will be made on the next working day.

3.2 Payment of fees:

- Fee payment method: By bank transfer.

- Pursuant to the Minutes of monthly data reconciliation between Party B and Party A, within 05 (five) working days at the latest after receiving a complete set of documents including the fee invoice and the signed fee reconciliation minutes. After signing, Party A will transfer the amount of fee to be paid to Party B to the following account number:

·	Account holder: VNPT Media Corporation
·	Account number: 12510008889992
·	Opened at: Joint Stock Commercial Bank for Investment and Development of Vietnam (BIDV) - Dong Do branch - Hanoi.

Article 4: Terms of performance

- This Appendix is an integral part of the Contract No.05/2020/HDDV/VNPT MEDIA HOTTAB signed on April 20, 2020 between Hottab Asset Vietnam Co., Ltd and the VNPT Media Corporation, each Party keeps two (02) copies, with the same legal validity.

- This Appendix takes effect from the date of signing.

3

APPENDIX 04

RISK MANAGEMENT PROCESS

(No: 05/2020/HĐV/VNPT MEDIA-HOTTAB signed on April 20, 2020 between Hottab Asset Vietnam Company Limited and VNPT Media Corporation)

Article 1: General provisions

1.1. The Parties shall notify each other of the information of each Party's department that receives and handles suspected fake transactions, including: full name, phone number, email address,...

1.2. Notify Party B to receive and handle suspected fake transactions including: full name, phone, Email address...

1.3. Every day, Party A coordinates the parties to check the transactions performed at Party A to detect suspected fake transactions according to the following principles:

- In case the Bank/Party B detects suspicious transactions that need to be verified, Party B will send a list of such transactions to Party A which must be responsible for checking information with customers to promptly prevent them from fake transactions.

- In case Party A discovers suspicious transactions that need verification, Party A coordinates with Party B/Bank to check the validity of the card and contact the customer to determine the accuracy of the transaction. Translate. If the customer cannot be contacted, Party A can cancel the transaction or when delivering goods/services must check customer information.

·	If the consignee is the cardholder, Party A must check the card, check that the card name matches with the ID card/personal identity document/Passport.
·	If the consignee is not the cardholder, Party A must request the customer to provide the information of the person who ordered the goods/services, information about the cardholder provided for verification and take full responsibility for the risks arising if it is a fake transaction.

- In case Party A checks and determines that the transaction is fake, Party A must immediately cancel the provision of goods/services and notify Party B and make a refund request to Party B to Party B. contact the bank to return the money to the real cardholder.

1.4. All transactions of ordering goods and services over the Internet at Party A's e-commerce website must have all the information specified in Article 2 of this Appendix, but Party A is still not excluded. debt according to the provisions of the Contract if the transaction is determined to be forged by the decision of Party B.

Article 2; Requirements on e-commerce website of goods/service providers

Party A is responsible for building an e-commerce website and providing goods and services with the function of accepting card payments to ensure: (i) information security and data safety requirements; (ii) the construction of e-commerce websites and the use of electronic payment services must comply with the provisions of Vietnamese law, the e-commerce website must not contain content that violates the fine customs and traditions of Vietnam; (iii) not send or store any information or materials in violation of the law; (iv) comply with the laws and regulations related to the payment process and information transfer of card payment transactions; (v) not use electronic payment services for illegal purposes, interfere with or destroy equipment, services, users of other networks; (vi) comply with laws relating to the transfer, storage or presentation of electronic information; (vii) full required information about the e-commerce website is detailed in this Appendix.

The e-commerce website of the goods and service supplier must have the following information:

2.1. Detailed description of products and services

2.1.1. Ensure that the products and services of the unit are accurately described on the e-commerce website.

2.1.2. Build clear and complete product description information to avoid disputes and customer dissatisfaction with the actual product compared to the products described on the e-commerce website of the unit.

2.1.3. Use product images where possible.

2.2. Cargo transportation

2.2.1. Develop an easy to understand, clear and linkable shipping policy from the home page and at the end of the transaction.

2.2.2. Provide shipping methods and delivery methods that the unit can accommodate.

2.2.3. Clearly and fully list the associated shipping and storage fees.

2.2.4. Build a system of replying letters to customers in case products and services are shipped/delivered late compared to the plan.

2.3. Invoices

2.3.1. Build detailed invoices for all related expenses and display them to the customer while the customer is in the transaction.

2.3.2. If the entity uses an invoice service provider, let the customer know how the transaction will be reflected on their statements (i.e., carrier information and transaction amount). This will reduce customer inquiries when they receive the statement.

2.4. Refund, return or cancelation of order

2.4.1. Develop a clear, specific refund policy.

2.4.2. Display the link to this regulation right at the homepage of the e-commerce website.

2.5. Type of payment currency: VND

2.6. Customer care information

2.6.1. Specify the name and address of the unit on the e-commerce website.

2.6.2. Give customers an option to submit inquiries via email or phone.

2.6.3. Display the “Contact Us” methods on the e-commerce website in the most visible and accessible way.

2.7. Confirm the request to provide goods/services

2.7.1. Party A is responsible for checking the truthfulness of the information on the request to provide goods/services declared by the customer. If the declared information is incorrect, Party A has the right to cancel the provision of goods/services of the customer.

2.7.2. Party A is responsible for sending a confirmation of its obligation to provide goods/services to customers based on the customer's request to provide goods/services.

2.7.3. Party A is fully responsible for the losses caused by errors or omissions of the requirements for providing goods/services after accepting the customer's payment requests.

Article 3: Regulations on registration form

The customer's registration form on the e-commerce website of the goods and service supplier must include at least the following information:

Step 1. Update information of goods/service buyers (must be cardholders) including:

-	Name of buyer:
-	Date of birth:
-	ID card/personal identity document/Passport number, date of issue.... place of issue....
-	Landline and mobile phone numbers:
-	Address:
-	Nationality:
-	Email:

Step 2: Update service implementation/ delivery address:

-	Name of recipient:
-	Gender:
-	Date of birth:
-	ID card/personal identity document/Passport number, date of issue.... place of issue....
-	Landline and mobile phone numbers:
-	Address:
-	Nationality:
-	Email:
-	Relationship with buyer:

Step 3: Payment method:

-	Type of card
o	International card;
o	Domestic cards issued by other banks and accepted for payment by Party B.

- Currency: VND

Step 4: Delivery (If Party A delivers to the cardholder)

- Delivery term:

o	Within ....days from the date of transaction or
o	At the latest:

- Goods/services are delivered to:

o	Port: ......or
o	Home address:

- Other information (if any)

Step 5: Customer's Commitments

The customer commits to take full responsibility for the personal information, the declared card information is truthful and accurate. If there is an error, forgery or a dispute arises, Party A has the right to cancel the provision of goods and services.

Customers must select the following items before placing an order.

o	I've carefully read, understood and agree to the notices, conditions, terms, policies on selling price, delivery of goods/services, returns, exchanges and cancellations of goods/services stated above at this website; or similar content.
o	I commit that all personal information and card information I have declared above are completely correct and valid. If there are errors, forgery that leads to a dispute, I am entirely responsible and Party A has the right to delay/cancel the provision of goods/services or similar content.

Article 4: Terms of performance

- This Appendix is an integral part of the Contract No.05/2020/HDDV/VNPT MEDIA HOTTAB signed on April 20, 2020 between Hottab Asset Vietnam Co., Ltd and the VNPT Media Corporation.

- This Appendix consists of four (04) articles, made into four (04) copies in Vietnamese, each Party keeps two (02) copies, with the same legal validity.

- This Appendix takes effect from the date of signing.